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                                                                          (h)(2)




                               LICENSE AGREEMENT


     Agreement, dated as of November 1, 1983, between NEW YORK LIFE INSURANCE COMPANY, ("New York Life"), a New York corporation, and NEW YORK LIFE MFA SERIES FUND, INC., (the "MFA Series Fund"), a Maryland corporation.

     1. General. New York Life, having engaged in the life insurance business under its present name since 1849, has the sole ownership right to the name
"New York Life Insurance Company" or any other name or trade name containing the words "New York Life."

     New York Life presently uses and is the sole owner of a logotype, containing the words "New York Life", in the form set forth as Exhibit "A" (such logotype, together with any variation thereof containing the words "New York Life, is referred to as "Logo"), and has spent substanial sums of money advertising and promoting the Logo.

     The MFA Series Fund, an open-end diversified management investment company of the series type, was established in connection with the issuance of multi-funded annuity contracts by New York Life Insurance and Annuity Corporation ("NYLIAC"), a wholly-owned subsidiary of New York Life. It is anticipated that New York Life will act as investment adviser to MFA Series Fund, in accordance with the terms of an Investment Advisory Agreement ("Investment Advisory Agreement") between MFA Series Fund and New York Life. It is further anticipated that all the shares of common stock of MFA Series Fund will be purchased by separate accounts of NYLIAC, pursuant to a Stock Purchase Agreement, between MFA Series Fund and NYLIAC ("Stock Purchase Agreement"). The MFA Series Fund was

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permitted to use the words "New York Life" in its corporate name pursuant to the approval of the Board of Directors of New York Life, subject to its agreement to those terms and conditions contained therein.

     2. Grant of License, Right and Authority. New York Life grants to MFA Series Fund, on a non-exclusive basis, the license, right and authority to use the words "New York Life" in the name of MFA Series Fund, and the words "New York Life" and the Logo in the conduct of its business ("License"), subject to the following terms and conditions:

         (a) New York Life reserves all other rights in its corporate name and Logo and in any part or variation of such name or Logo, including, without limitation, the license, right and authority, in its sole discretion, to grant the use of such name and Logo to one or more other entities, whether or not such entities are affiliated with New York Life and whether or not any such entity is or may be a competitor of MFA Series Fund; and MFA Series Fund shall not have any right to grant any sub-license, right or authority to use the words "New York Life" or the Logo except as expressly provided in paragraph 3;

         (b) New York Life reserves the right, upon 30 days' written notice to MFA Series Fund to terminate the License, by requesting MFA Series Fund to change its name to a name not containing the words "New York Life" and to discontinue using, in connection with its business, the Logo and the words "New York Life", and MFA Series Fund agrees to comply with such request; and

         (c) MFA Series Fund agrees that in the event New York Life ceases to act as investment adviser to MFA Series Fund for any

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     reason whatsoever, or the Investment Advisory Agreement is terminated, or the Stock Purchase Agreement is terminated, the License shall likewise be deemed terminated and MFA Series Fund will immediately change its name to a name containing the words "New York Life" and will immediately discontinue using, in connection with its business, the words "New York Life" and the Logo.

     In the event the License is terminated under clause (b) or (c) of this paragraph 2, and MFA Series Fund fails promptly to take that action required thereunder, there shall be deemed to be no adequate remedy at law available to New York Life and New York Life shall be entitled to such injunctive and other appropriate equitable relief.

     3. Licensing of other Entities. In recognition of the ownership by New York Life of the Logo and the words "New York Life", whether contained in a name or used in any other manner, and the reservation by New York Life, in its absolute discretion, of the right to grant the use thereof to any one or more entities, as provided in paragraph 2, without any consultation with or consent or approval from MFA Series Fund, upon the request of New York Life, MFA Series Fund will take such corporate action and execute and deliver such consents, approvals or other instruments or documents as may be necessary or appropriate, in the sole opinion of New York Life, in order to facilitate the organization or qualification of any such entity or to enable it to use, in connection with its business, the Logo, the name of "New York Life" and any name containing the words "New York Life."

     4. Binding Nature of Agreement. This Agreement shall be binding upon MFA Series Fund, its directors, officers, stockholders, creditors, successors and assigns.


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     5.  Assignment. This Agreement may not be assigned, whether by merger, consolidation or otherwise, by either party without the prior written consent of the other party.

     6. Notices. Any notice under this Agreement shall be in writing and, if to MFA Series Fund, delivered or mailed postage prepaid to MFA Series Fund at 372 Park Avenue South, New York, New York, 10010, or at any other address that MFA Series Fund may hereafter designate by written notice to New York Life, and, if to New York Life, delivered or mailed postage prepaid to New York Life, at 51 Madison Avenue, New York, New York, 10010, or at any other address that New York Life may hereafter designate by written notice to MFA Series Fund.

     7. Heading. The headings contained in this Agreement are included for convenience and shall not be deemed to constitute a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names, and their respective corporate seals to be affixed and attested, all as of the date first above written.


                                             NEW YORK LIFE INSURANCE COMPANY
                                             By         [SIG]
(Corporate Seal)                               -----------------------------
                                                       President

         [SIG]
----------------------------
Secretary

                                             NEW YORK LIFE MFA SERIES FUND, INC.
                                             By           [SIG]
                                               ------------------------------
                                                        President


Attest:

          [SIG]
----------------------------
     Assistant Secretary